Exhibit 10.21

Agreement made this 5th day of April, 2004 between TRANS INDIES REALTY INVESTMENT CORPORATION, a corporation organized and created under the existing laws of Puerto Rico, hereafter referred to as TIRI, and Delta Developers Corporation, hereafter referred to as Developer, the sole proprietors of "Brisas del Atlantico", hereafter referred to as Project, a housing development projected to build approximately three hundred homes located in the municipality of Aguadilla. In consideration of the efforts described herewith it is agreed by the Developer to give TIRI the exclusive right to sell the herein mentioned Project.

It is expected by all parties that the Project will be ready to commence delivery of the individual housing units in approximately twelve months from the date of the signing his contract.

In consideration of the exclusive right of TIRI to undertake the sale of this Project, TIRI agrees to the following:

      A) TIRI shall adequately staff the sales office with personnel selected by TIRI at its sole cost and expense. The Developer shall advance TIRI from future commission a monthly payment of one thousand five hundred dollars ($1,500) to cover part of the operational cost of sales office. This advance on future sales commission shall begin when the sales office is ready to start sales operation or when the Developer decides that TIRI shall commence sales operation from any location. This cost to be included by the Developer as part of the operational expense requested within the construction loan.

      B) The office hours shall be established by the Developer and TIRI, and may be changed by mutual agreement to accommodate changing needs of our clients.

      C) TIRI will furnish the Developer with a written weekly report of the sales activity of the previous week, and any such information and data as the Developer may reasonably request from time to time during the term thereof.

      D) TIRI will also supply the Developer, periodic statistical data on our purchasers and potential purchasers that visit our sales office. Minimum data to be reported to include: name, township, labor force profile, income and sources, acquisition capability, marital status, children and ages, others in household, special needs persons, number of automobiles, etc.

      E)    TIRI  will  make  no   representation  or  guarantees  to  potential
            purchasers unless such information is authorized by the Developer in writing and presented to TIRI.

      F) TIRI will design an advertising campaign utilizing its network of marketing tools such as: TIRI's television and radio program, internet page linked to GMAC, multiple listings, classifies in San Juan Star and "El Nuevo Dia", our six regional offices and our two hundred sales associates. Any partial or complete page newspaper advertisement will be at the request of the Developer and the cost will be at the expense of the Developer.

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      G)    TIRI will provide all the  assistance  required in the processing of the financing for the sales generated and will cooperate with the lender bank chosen by the Developer. TIRI shall perform all the necessary procedures to accelerate the closing process.

      H) TIRI shall participate as part of the consulting team planning and evaluating related to the Project.

      I) TIRI will be responsible for the preparation and submission of monthly sales reports required by DACO.

      J) TIRI will be responsible for the administration of the Escrow account as related to sales option deposits and refunds due to cancellation or declination of financing. The Developer shall establish the Escrow account under the corporation that governs the Project and shall be responsible for all other administrative activities related to the Escrow account.

      K) The Developer will supply an office fully furnished and equipped to function as sales office. TIRI will supply the personnel and be responsible for the operation.

      L) The Developer agrees to notify TIRI in writing of any information that would affect the rights of purchaser and or any legal problems that affect the property as quickly as when it is known by the Developer.

      M) The Developer agrees to provide TIRI with a full description of the offer to be made to the purchasers including amenities that form part of the Project.

      N) The Developer agrees to provide TIRI with a complete copy of all the architectural drawings and plans approved by ARPE to be kept in the sales office as required by law and for the inspection of any and all purchasers.

      O) TIRI will coordinate the purchaser's first and second inspection of the housing units with the person the Developer designates prior to the closings.

      P) The Developer agrees provide TIRI with all the necessary documents and information necessary for the closing to take place. TIRI will attend all the closings as the representative sales associate and can also represent the Developer if so designated,

      Q) It is understood by TIRI that this being a new type of construction product unknown by the general public in Puerto Rico, special mention should be given in the Matrix Deed of this Project restricting and instructing the purchasers in the way they construct addition to the property,

      R) It is understood by TIRI that these housing units shall be built with the intention of being sold under the Subsidies Housing Law 124 for persons that qualify under the regulations set forth by this law.

      S) This contract shall be for a period of two years from the date of its execution and shall be extended for an additional two year if so required for the sales of the housing units to be completed.

This contract is transferable only with TIRI's written consent and revocable with sixty (60) days notice for non-performance by either party.

FEES:

The commission advances made to TIRI shall be deducted from the closings once the closings commence at the rate of fifty percent to repay the Developer and fifty percent to TIRI until full payment is completed.

In the event a deposit is forfeited, one half (1/2) of said deposit will be paid to the Developer and on half (1/2) will be paid to TIRI for liquidating damages, not to exceed the commission amount that would normally have been due TIRI.

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In the  event a deposit  has to be  returned  by virtue of the laws that  govern these transactions, it is agreed by both parties that said deposits will be refunded.

An Escrow account will be opened by the Developer in a bank of the Developer's choice, in accordance with the laws of the Department of Consumer Affairs (DACO
- Departamento de Asuntos del Consumidor).

In the event that any client that TIRI registered as their client, during the term of this contract and any extension thereof, buys the property after the termination of this contract, TIRI will be protected and due the full commission fee for a period of six (6) months thereafter. In the event that option holders close after the termination of this contract, TIRI will be due the full commission fee whenever this clients close.

The commission fee per housing unit sold will be one percent (1%) of the selling price to be paid by the Developer to TIRI.

The Developer understands that this agreement does not mean that TIRI guarantees the sales of these properties, but that TIRI will make an earnest effort to sell all the housing units within this Project that are for sale.

This contract is for a period of three years from the date of its execution by both parties and may be extended for an additional year if the project sales were to require additional time to complete the sales of all the housing units.

Nothing within this contract incorrectly stated or contrary to the law by which it is governed shall prevail and shall not cancel the remaining parts of this contract.

Nothing within this contract shall be interpreted as a release or limitation, by any of the parties included in this contract of their rights, in accordance with the Civil Code of Puerto Rico or any other law.

This contract signed on this 5th day of April, 2004 is subject to the laws of the Commonwealth of Puerto Rico.


/S/ Gisela Castro                   Gisela Castro, President
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Trans Indies Realty and Investment Corporation (TIRI)


/S/ John Latza                      John Latza, President
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Delta Developers Corporation